Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (SEC File Number yet to be assigned) as filed with the SEC of our audit report dated October 20, 2020, with respect to the balance sheet of Pro Music Rights, LLC, as of December 31, 2019 and 2018, and the related statements of operations, changes in member’s deficit, and cash flows for the period from January 31, 2018 (inception) to December 31, 2018 and for the year ended December 31, 2019. Our report dated October 20, 2020, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Pro Music Rights, LLC’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in this registration

Tampa, Florida

December 29, 2020